PROSPECTUS	Pricing Supplement No. 4367
March 29, 2006	Dated May 15, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 15, 2006
Settlement Date (Original Issue Date):	May 17, 2006
Maturity Date:	May 10, 2010
Principal Amount:	US$500,000,000
Price to Public (Issue Price):	99.9978%
Agents Commission:	0.20%
All-in Price:	99.7978%
Accrued Interest:	US$507,500
Net Proceeds to Issuer:	US$499,496,500
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars LIBOR plus 0.06%
Re-Offer Spread (plus or minus):	Plus 0.06%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 10, May 10, August 10, and November 10 of each year, commencing August 10, 2006 and ending on the Maturity Date

Pricing Supplement No. 4367
Page 2
Dated May 15, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

CUSIP:	36962GW83
ISIN:	US36962GW836
Common Code:	025409809

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$500,000,000 Floating Rate Notes due May 10, 2010 as described in the Issuers pricing supplement number 4353 dated May 4, 2006

Plan of Distribution:

The Notes are being purchased by Credit Suisse Securities (USA) LLC (the "Underwriter"), as principal, at 99.9978% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the Underwriter equal to 0.10% of the principal amount of the notes.

Institution Lead Manager:	Commitment
Credit Suisse Securities (USA) LLC	$500,000,000

Total	$500,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Pricing Supplement No. 4367
Page 3
Dated May 15, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,			March 31,
2001	2002	2003	2004	2005 2006

1.56	1.62	1.71	1.82	1.66 1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.